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                                                                      Exhibit 11

                     BED BATH & BEYOND INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS

                                                                52 WEEKS ENDED            52 WEEKS ENDED
                                                               FEBRUARY 25, 1996         FEBRUARY 26, 1995
                                                               -----------------         -----------------


Weighted average number of shares outstanding                     67,879,779                 67,679,536

Dilutive effect of common equivalent shares
              (stock options) outstanding                          1,532,391                  1,459,230
                                                                 -----------                -----------

Weighted average number of shares and dilutive common
              equivalent shares (stock options) outstanding       69,412,170                 69,138,766
                                                                 ===========                ===========

Net earnings                                                     $39,459,000                $30,013,000
                                                                 ===========                ===========

Net earnings per share                                           $       .57                $       .43
                                                                 ===========                ===========